Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2010 FINANCIAL RESULTS

– First quarter revenue of $65.3 million up 17% – GMV of $93.6 million up 14% -

Adjusted EBITDA of $8.4 million up 303% – Adjusted EPS of $0.14 up 368%

WASHINGTON — February 4, 2010 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its first quarter of fiscal year 2010 (Q1-10) ended December 31, 2009.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q1-10 revenue of $65.3 million, an increase of approximately 17% from the prior year’s comparable period.  Adjusted EBITDA for Q1-10 was $8.4 million, an increase of approximately 303% from the prior year’s comparable period.  Q1-10 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $93.6 million, an increase of approximately 14% from the prior year’s comparable period.

Net income in Q1-10 was $2.9 million or $0.11 diluted earnings per share.  Adjusted net income in Q1-10 was $3.9 million or $0.14 diluted earnings per share, an increase of approximately 358% and 368%, respectively, from the prior year’s comparable period.

“LSI reported strong results in Q1-10 with GMV, adjusted EBITDA and adjusted diluted earnings per share all exceeding our guidance range. This progress is a result of our team’s focus over the past year on driving operational efficiencies and superior service to our clients and buying customers. By continuing to provide corporate and government clients the most innovative and efficient e-commerce model for surplus assets we are gaining market share, building a stronger business and having a positive impact on our client’s environmental sustainability initiatives.” said Bill Angrick, Chairman and CEO of LSI. GMV growth during the quarter was driven by: (i) our U.S. commercial business, which was up 20% as a result of new programs started with Fortune 500 retailers during the September 30th quarter and higher volume within existing accounts; (ii) our municipal government business, which was up 21%, as our GovDeals.com marketplace continues to attract state and local government agencies by delivering higher net returns for their surplus assets; and (iii) 34% growth in our scrap business due to better than expected property mix, volume and pricing.  Adjusted EBITDA benefited from improved net recovery rates and operating leverage within our business.

“Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with approximately 1,255,000 registered buyers, which is up approximately 20% over the prior year period, illustrating that our marketplace continues to be attractive to buyers in a difficult economy.  We continue to make solid progress in our U.K. business, where during the last two quarters we have replaced a significant amount of the GMV lost due to the restructuring of our U.K. business’s largest client, while at the same time making significant investments in systems and processes, which we expect will return the business to profitability by the end of the fiscal year,” stated Angrick.

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Business Outlook

While we are pleased with our recent progress, our overall outlook remains cautious due to the economic environment and its impact on the retail supply chain. We are in a period of economic uncertainty and unprecedented market volatility which makes it more difficult for us to forecast business trends and the timing of selected new seller programs, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may reduce the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for the next quarter and FY 2010:

(i)                                    stabilized commodity prices in our scrap business compared to the declining prices of fiscal year 2009;

(ii)                                 stabilized average sales prices realized in our commercial, state and local government marketplaces compared to the declining average prices of fiscal year 2009;

(iii)                              an effective income tax rate of 46%;

(iv)                             improved operations and service levels in our commercial business, which we expect will continue to improve margins during the fiscal year; and

(v)                                our expectation that we will achieve less than optimal results in our U.K. business in the near term as we replace the lost volume from one of our major U.K. clients, which restructured their business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2010 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2010 to range from $360 million to $400 million.  We expect GMV for Q2-10 to range from $85 million to $95 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2010 to range from $26 million to $30 million.  We expect Adjusted EBITDA for Q2-10 to range from $6.5 million to $8.5 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2010 to range from $0.40 to $0.48.  In Q2-10, we estimate Adjusted Earnings Per Diluted Share to be $0.10 to $0.14.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 511,082 shares for approximately $5.1 million, during the prior quarter, however it does not assume that we will continue to repurchase shares under the program.  On February 2, 2010, the Company’s Board of Directors approved an additional $10.0 million for the share repurchase program. The Company had $1.0 million remaining in the share repurchase program from the original authorization on December 2, 2008, resulting in $11.0 million currently available.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock-based compensation, which we estimate to be approximately $2.0 million to $2.5 million per quarter for the remaining three quarters of fiscal year 2010.  The Company expects its trend of increasing stock-based compensation costs to moderate in fiscal year 2011.

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Key Q1-10 Operating Metrics

Registered Buyers — At the end of Q1-10, registered buyers totaled approximately 1,255,000, representing a 20% increase over the approximately 1,045,000 registered buyers at the end of Q1-09.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 541,000 in Q1-10, an approximately 10% increase over the approximately 492,000 auction participants in Q1-09.

Completed Transactions — Completed transactions increased to approximately 126,000, an approximately 17% increase for Q1-10 from the approximately 108,000 completed transactions in Q1-09.

GMV and Revenue Mix — GMV and revenue continue to diversify due to the continued growth in our U.S. commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV and revenue derived from our DoD Contracts during Q1-10 decreased to 36.6% and 52.4%, respectively, compared to 38.1% and 56.2%, respectively, in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-10	Q1-09
Profit-Sharing Model:
Original Surplus Contract	2.3%	24.5%
Scrap	15.5%	13.2%
Total Profit Sharing	17.8%	37.7%
Consignment Model:
GovDeals	20.1%	19.0%
Commercial – US	16.5%	21.1%
Total Consignment	36.6%	40.1%
Purchase Model:
Commercial – US	21.9%	15.3%
New Surplus Contract	18.8%	0.4%
Commercial – International	3.6%	4.8%
Total Purchase	44.3%	20.5%

Other	1.3%	1.7%
Total	100.0%	100.0%

Revenue Mix

	Q1-10	Q1-09
Profit-Sharing Model:
Original Surplus Contract	3.2%	36.1%
Scrap	22.2%	19.5%
Total Profit Sharing	25.5%	55.6%
Consignment Model:
GovDeals	2.5%	2.1%
Commercial - US	6.2%	8.6%
Total Consignment	8.7%	10.7%
Purchase Model:
Commercial – US	31.3%	22.5%
New Surplus Contract	26.9%	0.6%
Commercial – International	5.2%	7.1%
Total Purchase	63.4%	30.2%

Other	2.4%	3.5%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest (expense) income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three Months Ended December 31,
	2009	2008
	(In thousands)
	(Unaudited)
Net income	$2,940	$2
Interest expense (income) and other income, net	14	(236)
Provision for income taxes	2,631	2
Amortization of contract intangibles	203	203
Depreciation and amortization	911	639

EBITDA	6,699	610
Stock compensation expense	1,736	1,483

Adjusted EBITDA	$8,435	$2,093

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock-based compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended December 31,
	2009	2008
	(Dollars in thousands, except per share data)
	(Unaudited)
Net income	$2,940	$2
Stock compensation expense (net of tax)	937	845

Adjusted net income	$3,877	$847

Adjusted basic earnings per common share	$.14	$.03

Adjusted diluted earnings per common share	$.14	$.03

Basic weighted average shares outstanding	27,539,308	28,026,296

Diluted weighted average shares outstanding	27,673,241	28,026,296

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Conference Call

The Company will host a conference call to discuss the first quarter fiscal year 2010 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-435-1261 or 617-614-4076 and providing the participant pass code 48889389. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  An archive of the web cast will be available on the Company’s website for 30 calendar days ending March 4, 2010 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until March 4, 2010 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 93421864.  Both replays will be available starting at 8:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, online auction environment offering over 500 product categories. The Company’s marketplaces provide professional buyers access to a global, organized supply of surplus and salvage assets presented with customer focused information including digital images and other relevant product information along with services to efficiently complete the transaction. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing liquid marketplaces and value-added services that integrate sales and marketing, logistics and transaction settlement into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and specialty equipment. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, which connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	September 30,
	2009	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,140	$33,538
Short-term investments	38,181	30,616
Accounts receivable, net of allowance for doubtful accounts of $653 and $613 at December 31, 2009 and September 30, 2009, respectively	3,804	4,243
Inventory	17,615	14,280
Prepaid expenses, deferred taxes and other current assets	9,505	8,705
Total current assets	92,245	91,382
Property and equipment, net	6,677	6,147
Intangible assets, net	3,800	4,203
Goodwill	33,890	33,738
Other assets	3,133	3,118
Total assets	$139,745	$138,588
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,604	$5,456
Accrued expenses and other current liabilities	17,499	14,740
Profit-sharing distributions payable	4,394	4,538
Customer payables	5,718	6,797
Current portion of capital lease obligations	57	56
Total current liabilities	33,272	31,587
Capital lease obligations, net of current portion	68	82
Deferred taxes and other long-term liabilities	2,872	2,937
Total liabilities	36,212	34,606
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,352,407 shares issued and 27,133,863 shares outstanding at December 31, 2009; 28,271,983 shares issued and 27,564,521 shares outstanding at September 30, 2009	27	28
Additional paid-in capital	75,452	73,641
Treasury stock, at cost	(8,958)	(3,874)
Accumulated other comprehensive loss	(3,733)	(3,618)
Retained earnings	40,745	37,805
Total stockholders’ equity	103,533	103,982
Total liabilities and stockholders’ equity	$139,745	$138,588

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2009	2008

Revenue	$65,313	$55,642
Costs and expenses:
Cost of goods sold (excluding amortization)	26,950	18,589
Profit-sharing distributions	8,991	14,339
Technology and operations	12,086	11,927
Sales and marketing	4,647	4,432
General and administrative	5,940	5,745
Amortization of contract intangibles	203	203
Depreciation and amortization	911	639

Total costs and expenses	59,728	55,874

Income (loss) from operations	5,585	(232)
Interest (expense) income and other income, net	(14)	236

Income before provision for income taxes	5,571	4
Provision for income taxes	(2,631)	(2)

Net income	$2,940	$2

Basic earnings per common share	$0.11	$0.00

Diluted earnings per common share	$0.11	$0.00

Basic weighted average shares outstanding	27,539,308	28,026,296

Diluted weighted average shares outstanding	27,673,241	28,026,296

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,
	2009	2008
Operating activities
Net income	$2,940	$2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,114	842
Stock compensation expense	1,736	1,483
Provision for doubtful accounts	40	51
Changes in operating assets and liabilities:
Accounts receivable	399	2,077
Inventory	(3,335)	718
Prepaid expenses and other assets	(815)	(1,158)
Accounts payable	149	(2,086)
Accrued expenses and other	2,758	(2,597)
Profit-sharing distributions payable	(145)	(5,885)
Customer payables	(1,078)	(2,322)
Other liabilities	(65)	174

Net cash provided by (used in) operating activities	3,698	(8,701)
Investing activities
Purchases of short-term investments	(18,147)	(9,460)
Proceeds from the sale of short-term investments	10,583	2,890
Increase in goodwill and intangibles	(59)	(84)
Purchases of property and equipment	(1,227)	(647)

Net cash used in investing activities	(8,850)	(7,301)
Financing activities
Principal repayments of capital lease obligations and debt	(14)	(5)
Repurchases of common stock	(5,085)	—
Proceeds from exercise of common stock options (net of tax)	76	52
Incremental tax benefit from exercise of common stock options	—	9

Net cash (used in) provided by financing activities	(5,023)	56
Effect of exchange rate differences on cash and cash equivalents	(223)	(562)

Net (decrease) in cash and cash equivalents	(10,398)	(16,508)
Cash and cash equivalents at beginning of period	33,538	51,954

Cash and cash equivalents at end of period	$23,140	$35,446
Supplemental disclosure of cash flow information
Cash paid for income taxes	$463	$805
Cash paid for interest	4	17